Exhibit j(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Fund Service Providers” and “Financial Highlights” in the Prospectus and the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 725 to the Registration Statement (Form N-1A; File No. 333-138490) of Invesco Exchange-Traded Fund Trust II of our report on the Predecessor Fund dated October 30, 2017, with respect to the financial statements and financial highlights of Guggenheim China Technology ETF (one of the series constituting Claymore Exchange-Traded Fund Trust 2) included in the Annual Report to shareholders for the fiscal year ended August 31, 2017.

/s/ Ernst & Young LLP

Tysons, Virginia
June 20, 2019